Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement (“Agreement”) is entered into by and between CSI Compressco GP Inc., a Delaware corporation (“Company”) and LEVENT CAGLAR (“Employee”). The Company and the Employee may be individually referred to herein as the “Party” and collectively as the “Parties.”
WHEREAS, Employee is currently employed by the Company as Vice President, North America Sales, Compression Services;
WHEREAS, Employee has as of January 10, 2020 resigned from the position of Vice President, North America Sales, Compression Services and the Parties have mutually agreed to continue Employee’s employment with the Company to assist in the transition of duties and such other matters as the Company may reasonably request; and
WHEREAS, Employee and the Company desire to enter into this Agreement to set forth the terms and conditions of Employee’s continued employment by, and separation from, the Company.
NOW, THEREFORE, in consideration of the promises, conditions, and mutual covenants set forth in this Agreement, and for such other good and valuable consideration, the receipt and legal sufficiency of which the Parties acknowledge, the Parties hereby agree as follows:
1.Definitions. For purposes of this Agreement, the following definitions will apply:
a.“Affiliate” means (i) any entity in which the Company, directly or indirectly, owns 10% or more of the combined voting power, (ii) any “parent corporation” of the Company (as defined in Section 424(e) of the Code), (iii) any “subsidiary corporation” of any such parent corporation (as defined in Section 424(f) of the Code) of the Company and (iv) any trades or businesses, whether or not incorporated which are members of a controlled group or are under common control (as defined in Sections 414(b) or (c) of the Code) with the Company. For purposes of this Agreement, CSI Compressco LP (“CCLP”), TETRA Technologies, Inc. (“TETRA”) and their respective subsidiaries shall be considered an Affiliate of the Company.
b.    “Cause” means, as determined in the reasonable sole discretion of the Company, Employee’s commission of fraud, embezzlement, theft, a material violation of law, a violation of Company policies, including the Code of Business Conduct (including but not limited to a conflict of interest) or breach of any obligation under this Agreement or any other agreement between the Parties.

c.    “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations and administrative guidance promulgated thereunder.
d.    “Confidential Information” means and includes all confidential and/or proprietary information, trade secrets and “know-how” and compilations of information of any kind, type or nature (tangible and intangible, written or oral, and including information contained, stored or transmitted through any electronic medium), whether owned by the Company or its Affiliates, disclosed to the Company or its Affiliates in confidence by third parties or licensed from any third parties, which, at any time during Employee’s employment by the Company or any Affiliate, is developed, designed or discovered or otherwise acquired or learned by Employee and which relates to the Company or its Affiliates, partners, business, services, products, processes, properties or assets, customers, clients, suppliers, vendors or markets or such third parties. Notwithstanding the foregoing, Confidential Information shall not include the terms of this Agreement or any information that becomes generally available to the public other than as a result of any disclosure or act of Employee in violation of the terms of this Agreement.
e.    The “Effective Date” of this Agreement is the last date on which this Agreement is fully executed by the Parties.
f.    “Released Parties” means (i) the Company, CCLP and TETRA; (ii) each of their respective predecessors, successors, parents, subsidiaries, divisions, affiliates, partners, and related companies; (iii) each of the present and former directors, officers, employees, managers, partners, owners, employee benefit committees, fiduciaries, agents, attorneys, representatives and assigns of the entities described in clauses (i) and (ii); and (iv) all persons and entities acting by, through, under, or in concert with any of the individuals or entities referenced in this definition.
g.    “Releasing Parties” means Employee and Employee’s heirs, executors, administrators, representatives, attorneys, agents, successors, and assigns.
h.    The “Termination Date” is February 24, 2020.
2.    Employee Transition and Separation.

a.
Subject to the terms and conditions of this Agreement, from January 9, 2020 through the Termination Date, Employee shall remain employed by the Company and must be generally available to transition Employee’s job duties as requested by the Company.

b.    The Company and Employee acknowledge and agree that unless otherwise terminated as set forth herein, Employee’s employment with the Company will terminate on the Termination Date, which shall be deemed to constitute a voluntary resignation of Employee’s employment without Good Reason (as defined in that certain letter agreement dated June 23, 2019, by and between the Company and Employee (as it may be amended, the “Letter Agreement”)). Subject to the terms of this Section 2, Employee shall receive payment of (i) Employee’s earned, but unpaid base salary through the Termination Date in accordance with the Company’s regular payroll practices, and (ii) reimbursement of all unpaid business expenses incurred prior to January 9, 2020 in accordance with the Company’s policies, in each case less applicable deductions.
c.    Prior to the Termination Date, Employee may voluntarily resign Employee’s employment with Company upon not less than one day’s prior written notice to the Company, which resignation shall be deemed to be a termination of Employee’s employment without Good Reason. Employee will also be deemed to have voluntarily resigned Employee’s employment with the Company without Good Reason if Employee commences employment with any third party prior to the Termination Date. Upon any such termination, the Company shall not be obligated to continue to pay Employee any base salary after the termination of Employee’s employment with the Company. In addition, the Company may immediately terminate the employment of the Employee for Cause under this Agreement prior to the Termination Date by delivery of written notice to the Employee. Upon such termination, the Company shall not be obligated to continue to pay Employee any base salary after the termination of Employee’s employment with the Company and the Employee shall not be entitled to receive any Release Consideration (defined below), save and except for the Partial Release Consideration (defined below). The date of termination of Employee’s employment by either of the Parties pursuant to this Section 2(b), if any, shall be referred to herein as the “Early Termination Date.”
3.    Release Consideration. Notwithstanding anything contained herein to the contrary, none of the Release Consideration shall be owed by Company unless and until this Agreement and a subsequent release in the form attached hereto as Schedule 1 (the “Subsequent Release”) have been executed, are no longer subject to revocation by Employee, and Employee has revoked no portion of either this Agreement or the Subsequent Release. In consideration for Employee’s agreements in this Agreement and the Subsequent Release, Employee’s releases of claims as set forth below and in the Subsequent Release and subject to the conditions herein, the Company will pay to Employee the following amounts (collectively, the “Release Consideration”):

a.
the gross amount of Thirty-One Thousand Dollars ($31,000), less lawful withholdings, in one lump sum payable no sooner than the eighth day after Employee executes this Agreement and no later than March 15, 2020;

b.    the gross amount of Ninety-Three Thousand Dollars ($102,000), less lawful withholdings, in one lump sum payable no later than March 31, 2020;
c.    the gross amount of Eighty-Seven Thousand Five Hundred Dollars ($87,500), less lawful withholdings, in one lump sum payable no later than July 3, 2020;
d.    if Employee elects to receive continuation coverage for benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will continue Employee’s and his dependents (if eligible) in its group health insurance plans, at Employee’s current plan rate at the Termination Date or, if applicable, any Early Termination Date, for a 2-month period following the Termination Date or, if applicable, any Early Termination Date. Thereafter, Employee will be given the opportunity to continue as a member of these plans for up to an additional 16-month period in accordance with COBRA and subject to the then existing plan rates, without Company subsidy; and
e.    outplacement counseling services through a firm selected by and at a level to be determined by the Company, in its sole discretion.
The payment of the Release Consideration described in Section 3 is conditioned upon (i) Employee signing this Agreement and providing this Agreement signed by Employee to the Company on or before January 29, 2020, which the Parties agree is at least twenty-one (21) days after the date this Agreement was provided to Employee, (ii) Employee signing the Subsequent Release and providing the Subsequent Release to the Company on or after the Termination Date or, if applicable, any Early Termination Date, but on or before February 28, 2020, which the Parties agree is at least twenty-one (21) days after the date the Subsequent Release was provided to Employee; (iii) Employee not exercising Employee’s right to revoke the ADEA Release (defined below), (iv) Employee not exercising Employee’s right to revoke any portion of the Subsequent Release; and (v) Employee’s compliance with all of the terms of this Agreement and the Continuing Covenants (as herein defined). Employee’s receipt of the Release Consideration is further conditioned upon Employee’s compliance with all of Employee’s continuing obligations set forth in: (i) the Letter Agreement, including, without limitation, Exhibit A to the Letter Agreement; (ii) the Employment Agreement between Employee and the Company dated May 10, 2017 (the “Employment Agreement”); and (iii) this Agreement (collectively “Continuing Covenants”). If Employee breaches any of the Continuing Covenants, then the Release Consideration shall not be owed to Employee, save and except for a payment of $1,000.00, less lawful withholdings (“Partial Release Consideration”). To the extent that Employee breaches any of the Continuing Covenants, Employee shall repay the Company the Release

Consideration, except for the Partial Release Consideration, within thirty (30) days of Employee’s breach of any of the Continuing Covenants. To the extent no Release Consideration has been paid to Employee prior to Employee’s breach of any of the Continuing Covenants, the Partial Release Consideration shall be paid to Employee on or before March 15, 2020. Employee agrees that either the Release Consideration or the Partial Release Consideration is sufficient consideration for this Agreement and the Subsequent Release.
4.    No Other Entitlement. The Parties agree that, apart from the amounts specified in this Agreement, Employee is entitled to no payments, reimbursements, or other consideration from the Company or its Affiliates including, without limitation, any amounts otherwise payable pursuant to the Letter Agreement or the TETRA Cash Incentive Compensation Plan (the “CICP”). Employee acknowledges and agrees that Employee is not otherwise entitled to receive, and Employee would not receive, the Release Consideration except in exchange for Employee’s promises and performance of Employee’s promises made in this Agreement.
5.    No Further Obligation. Except as stated in this Agreement or as required by law, all other compensation, bonuses, commissions, paid time off, expense reimbursements, and other benefits which relate to Employee’s employment or separation from employment with the Company, except as memorialized in this Agreement, completely cease as of the Termination Date or, if applicable, any Early Termination Date.
6.    Acknowledgments. Employee acknowledges that Employee has read and understands this Agreement, and specifically acknowledges the following:

a.	Employee has been advised and is again hereby advised in this Agreement to consult with an attorney and has had the opportunity to consult with an attorney, before signing this Agreement;
b.    Employee understands it is Employee’s choice whether or not to enter into this Agreement and that Employee’s decision to do so is voluntary and is made knowingly; and
c.    By signing this Agreement, Employee is not waiving or releasing any claims based on actions or omissions that occur after the date of Employee’s signing of this Agreement.
7.    General Release of Claims. Based on the consideration provided to Employee in this Agreement, the Releasing Parties irrevocably and unconditionally release, waive, and forever discharge the Released Parties from any and all claims, demands, actions, causes of action, costs, expenses, attorneys’ fees, damages and liabilities of any kind or character, whether known or unknown, asserted or unasserted, fixed or contingent, or liquidated or unliquidated, which Employee has, had, or may ever have against any of the Released Parties arising out of, related to, or in connection with any facts or events occurring on or before the date that Employee executes this Agreement (collectively, the “Claims”)

including, but not limited to, any such Claims arising out of or in any way related to Employee’s employment with the Company or any of the other Released Parties or the termination of such employment.
This release includes, but is not limited to, the following Claims: (i) law or equity claims; (ii) contract (express or implied) claims; (iii) tort claims (including, without limitation, claims for defamation, battery, assault, intentional infliction of emotional distress, or negligence); (iv) claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, ancestry, disability, religion, veteran or military status, sexual orientation, or any other form of discrimination, harassment, hostile work environment, or retaliation (including, without limitation, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Americans with Disabilities Act Amendments Act of 2008, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981, the Rehabilitation Act, the Pregnancy Discrimination Act, the Family and Medical Leave Act, the Genetic Information and Nondiscrimination Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act of 1963, the Lilly Ledbetter Fair Pay Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, Section 1558 of the Patient Protection and Affordable Care Act of 2010, the Consolidated Omnibus Budget Reconciliation Act of 1985, the National Labor Relations Act, the Fair Credit Reporting Act, the Labor Management Relations Act, Chapter 21 of the Texas Labor Code, or any other federal, state, or local laws or ordinances of any jurisdiction); (v) claims under any other federal, state, local, municipal, or common law whistleblower protection, discrimination, wrongful discharge, anti-harassment, or anti-retaliation statute or ordinance; (vi) claims arising under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), except such rights as may be vested under any retirement plan sponsored by the Company; (vii) claims for compensation pursuant to the Letter Agreement and/or the CICP; or (viii) any other statutory or common law claims related to Employee’s employment or separation from employment with the Company or any of the other Released Parties.
This Agreement is a full and final general release by Employee of all Claims that arise wholly or in part from any act or omission occurring before this Agreement is signed by Employee. Employee confirms that this Agreement was neither procured by fraud nor signed under duress or coercion. Further, Employee waives and releases the Company and each of the other Released Parties from any Claims that this Agreement was procured by fraud or signed under duress or coercion so as to make this Agreement not binding. Employee understands and agrees that (except as otherwise specified in this Agreement) by signing this Agreement, Employee is giving up the right to pursue any legal Claims released herein that Employee may currently have against the Company or any of the other Released Parties, whether or not Employee is aware of such Claims, and specifically agrees and covenants not to bring any legal action for any Claims released herein.
The only Claims that are excluded from this Agreement are (i) Claims arising after the date Employee signs this Agreement, if any, including any future Claims relating to the

Company’s performance of its obligations hereunder, (ii) any claim for unemployment compensation, (iii) any claim for workers’ compensation benefits, (iv) any vested, future benefits which Employee is entitled to receive under any Company “employee benefit plan,” within the meaning of Section 3(3) of ERISA, and the regulations promulgated thereunder; (v) indemnification or payment under any applicable directors and officers liability insurance policy, applicable state and federal law, and the Company’s by-laws, certificate of formation, or other agreement, (vi) any vested interest Employee may have in any 401(k) plan by virtue of Employee’s employment with the Company; and (vii) any rights Employee may have under any equity award agreement with respect to any vested equity awards thereunder.
8.    Release of Claims under ADEA. Employee understands and acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers’ Benefit Protection Act, as amended (collectively, “ADEA”), and that this waiver and release (the “ADEA Release”) is knowing and voluntary. Employee understands and agrees that this ADEA Release does not apply to any rights or claims that may arise under the ADEA after the date this Agreement is executed by Employee. Employee understands and acknowledges that the consideration given for this ADEA Release is in addition to anything of value to which Employee was already entitled. Employee further understands and acknowledges that Employee has been advised by this writing that: (a) Employee should consult with an attorney prior to executing this Agreement, including this ADEA Release; (b) Employee has twenty-one (21) days (the “Review Period”) within which to consider the ADEA Release contained in this Agreement; (c) Employee has seven (7) days following Employee’s execution of this Agreement (the “Revocation Period”) to revoke this ADEA Release pursuant to written notice to the President or General Counsel of the Company on or before the seventh day after Employee signs this Agreement; (d) this ADEA Release shall not be effective until after the Revocation Period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this ADEA Release, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. The Company and Employee agree that any changes to this Agreement, whether material or immaterial, will not restart the running of the Review Period. In the event Employee signs this Agreement and returns it to the Company before the Review Period has concluded, Employee hereby acknowledges that Employee has freely and voluntarily chosen to waive the time period allotted for considering this Agreement and the ADEA Release contained herein.
9.    Return of Property.

a.
Employee acknowledges, represents and warrants that as of the date Employee signs this Agreement Employee has returned all property belonging to the Company or any of the other Released Parties gathered by virtue of Employee’s employment with the Company, including but not limited to: computers, computer equipment, and software; telephones or personal data assistants; other equipment; keys or access cards or devices; credit cards; books or other publications; board materials; current or prospective client or customer lists or information; all company-related emails, files, or folders on Employee’s personal computers or communication devices; and other business records such as memoranda, letters, email communications, lists of fees, personnel data, employee lists, salary and benefits information (other than relating to Employee), lists of suppliers and vendors, financial data, training materials, marketing plans, notes, records, reports, manuals, handbooks, forms, formulas, contracts, catalogs, instructions, and all other documentation (whether in draft or final and electronic or hard copy form) relating to the Company’s business or the business of any of the other Released Parties, and any and all other documents containing Confidential Information furnished to Employee by any representative of the Company or its Affiliates or otherwise acquired or developed by Employee in connection with Employee’s employment with the Company, regardless of the manner in which Employee acquired possession of the documents or property (collectively, “Recipient Materials”) and, after return of the Recipient Materials to the Company, Employee immediately deleted any and all electronic or other versions of such Recipient Materials from any personal computers, phones or other devices in Employee’s possession, custody or control in a manner that such Recipient Materials cannot be retrieved. The Recipient Materials shall at all times be the property of the Company or its Affiliates. To the extent Employee discovers after the date that Employee signs this Agreement that Employee failed to return any Recipient Materials, Employee shall promptly return to the Company any Recipient Materials and any copies thereof and delete any electronic versions of any such Recipient Materials in a manner that such Recipient Materials cannot be retrieved.
b.    Employee further represents and warrants that all Recipient Materials that are in electronic format are located on (or have been transferred to) the cloud data storage maintained by the Company and the Employee has not retained any such information on Employee’s personal computers, phones or other electronic data storage devices.
10.    Confidentiality. The Parties agree to the following provisions:

a.
Employee acknowledges that the Company and its Affiliates have previously provided Employee with Confidential Information. Employee further acknowledges and agrees that the Company and its Affiliates have put in place certain policies and practices to safeguard such Confidential Information, and that as a condition of Employee’s employment with the Company, Employee executed the Employment Agreement with the Company pursuant to which Employee agreed, both during and after Employee’s employment, not to disclose or use for Employee’s benefit or the benefit of others any Confidential Information and to comply with the Company’s and its Affiliates’ policies regarding Confidential Information.

Employee agrees that Employee is and will continue to be subject to the obligations contained in the Employment Agreement to the extent such obligations continue during and after Employee’s termination of employment, including the confidentiality provisions therein, as well as the Company’s and its Affiliates’ policies and limitations on disclosure of Confidential Information. Employee further agrees that Employee will not disclose or make available to any other person or entity, or use for Employee’s own personal gain or the gain of any third party, any Confidential Information, except as may otherwise be required by law or legal process (in which case Employee shall notify the Company of such legal or judicial proceeding as soon as practicable following Employee’s receipt of notice of such a proceeding, and permit the Company to seek, and cooperate with the Company in seeking, to protect its interests and information). Employee acknowledges and agrees that such Confidential Information is the exclusive property of the Company and its Affiliates and may only be used for the benefit of the Company and its Affiliates.
b.    Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Employee will not be held criminally or civilly liable under any federal or state law for any disclosure of a trade secret that: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the Company’s trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
11.    Non-Disparagement; Non-Solicitation.

a.
Employee agrees that the Company’s and its Affiliate’s goodwill and reputation are assets of great value which were obtained through great costs, time and effort. Employee agrees not to, directly or indirectly communicate or publish any defamatory or disparaging remarks, comments or statements or any knowingly false information (written or oral) concerning the Company or any of the other Released Parties, or any of their officers, directors, employees, customers or clients, operations, business practices and/or products, or cause any other person to communicate or publish such information. Notwithstanding the foregoing, nothing in this Agreement shall be construed as prohibiting Employee from participating in any governmental proceeding.

b.    During Employee’s employment with the Company and through the two-year period following the Termination Date, Employee shall not, directly or indirectly employ or contract with or seek to employ or contract with any person who is on the Termination Date, or was at any time within the six-month period preceding the Termination Date, an employee or contractor of the Company or any of its subsidiaries or affiliates or otherwise solicit, encourage, cause or induce any such employee or contractor of the Company or any of its subsidiaries or affiliates to terminate such employee's employment or contracting relationship with the Company or such subsidiary or affiliate or to enter into employment or a contracting relationship with another company without the prior written consent of the Company.
12.    No Re-Hire. Employee understands and agrees that Employee will not seek employment with the Company or any of the other Released Parties at any time in the future, and that the Company and the other Released Parties have no obligation to employ, hire, rehire, or to consider Employee for hire. Employee understands that forbearance from seeking employment is purely contractual and voluntary and does not constitute discrimination or retaliation in any respect. Employee further acknowledges that if Employee seeks employment with the Company or any of the other Released Parties, the refusal to hire Employee based on this Section 12 will provide a complete defense to any claims arising from Employee’s attempt to obtain employment.
13.    Cooperation. Employee agrees that, as requested by the Company, Employee will fully, reasonably, and promptly cooperate with the Company and any of the other Released Parties in effecting a smooth transition of Employee’s responsibilities to others. Employee further agrees that, as requested by the Company, Employee will cooperate fully and promptly with the Company and its Affiliates or any of their designees in any investigation, proceeding, meeting, deposition, administrative review, court hearing, or litigation brought against the Company or any of the other Released Parties by any government agency or private party pertaining to matters occurring during Employee’s employment with the Company with respect to business issues or claims and litigation of which Employee has personal or corporate knowledge, or that arose in Employee’s organization or chain of command. Only reasonable out-of-pocket expenses in assisting the Company, a Released Party, or any Affiliate at its request will be reimbursed. Such expenses will be paid within fifteen (15) days after the Company receives request for payment along with satisfactory written substantiation of the claimed expenses.
14.    No Admission of Liability. Employee acknowledges and agrees that nothing in this Agreement shall be construed as an admission of any liability for any Claims Employee may have.
15.    Authority to Execute. Employee represents and warrants that Employee has the authority to execute this Agreement; Employee has not assigned, sold, transferred, or otherwise granted to any person any right concerning any Claims or related to Employee’s employment by, or Employee’s separation from employment with, the Company, including any claims or demands in respect thereof; and Employee has not as of the date that Employee signs this Agreement filed any claim of any sort against any of the Released Parties.
16.    Assignment. This Agreement shall be binding upon and inure to the benefit of Employee, the Company and the other Released Parties, and any parents, subsidiaries, affiliated companies, successors, or assigns of the Company or the other Released Parties, but otherwise shall not be for the benefit of any third parties.
17.    Execution. This Agreement may be executed in one or more counterparts, each of which, when executed and delivered, shall be an original, and all of which together shall constitute one and the same instrument. This Agreement may also be executed by facsimile or electronic signatures, which signatures shall be deemed as effective as original signatures
18.    No Guarantee of Tax Consequences; Taxes.

a.
Company makes no commitment or guarantee to Employee that any federal, state, local or other tax treatment will (or will not) apply or be available to any person eligible for benefits under this Agreement and assumes no liability whatsoever for the tax consequences to Employee or to any other person eligible for benefits under this Agreement.

b.    The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. Notwithstanding any other provision of this Agreement, each Party hereto agrees to be responsible for and to pay the taxes imposed on it by applicable law without any contribution from the other.
19.    Section 409A. This Agreement and the payments and benefits provided hereunder are intended to comply with or otherwise be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be construed, interpreted, and administered in a manner consistent with such intent. Each payment made under this Agreement will be treated as a separate payment and the right to a series of installment payments under this Agreement will be treated as a right to a series of separate payments. If Employee is a “specified employee” (within the meaning of Section 409A), any payments or benefits that are treated as nonqualified deferred compensation for purposes of Section 409A and that are payable or provided as a result of Employee’s “separation from service” (within the meaning of Section 409A) that would otherwise be paid or provided prior to the earliest of the dates set forth in this sentence shall instead be deferred, accumulated, and paid in a lump sum or provided on the earliest of (i) the first day of the seventh month following Employee’s separation from service, (ii) the date of Employee’s death, or (iii) any date that otherwise complies with Section 409A.

20.    No Prior Representations or Inducements and Disclaimer of Reliance. Employee represents and acknowledges that in executing this Agreement, Employee does not rely, and has not relied, on any prior oral or written communications, promises, agreements, statements, inducements, understandings, or representations by any of the Released Parties, except as expressly contained in this Agreement. Further, Employee expressly disclaims any reliance on any prior oral or written communications, promises, agreements, statements, inducements, understandings, or representations in entering into this Agreement. Therefore, Employee understands that Employee is precluded from bringing any fraud or similar claim against any of the Released Parties associated with any such communications, promises, agreements, statements, inducements, understandings, or representations. The Parties are freely entering into this Agreement based on their own judgment.
21.    Governing Law/Venue. THIS AGREEMENT SHALL BE INTERPRETED UNDER AND GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND SUBJECT TO, THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY PRINCIPLES OF CONFLICTS OF LAW. EACH PARTY AGREES THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATED IN ANY WAY TO THIS AGREEMENT OR EMPLOYEE’S EMPLOYMENT SHALL BE BROUGHT SOLELY IN A COURT OF COMPETENT JURISDICTION SITTING IN MONTGOMERY COUNTY, TEXAS, AND EACH PARTY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO THE JURISDICTION OF ANY SUCH COURT AND HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING IN ANY SUCH COURT, ANY OBJECTION TO VENUE WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING, AND ANY RIGHT OF JURISDICTION ON ACCOUNT OF THE PLACE OF RESIDENCE OR DOMICILE OF ANY PARTY THERETO.
22.    Injunctive Relief. Employee agrees and acknowledges that the Company or the other Released Parties would suffer irreparable harm, incur substantial damage, and would not have an adequate remedy at law for money damages if Employee breached this Agreement. Accordingly, Employee acknowledges that, without the necessity of proving actual damages or posting bond or other security, the Company and the other Released Parties are entitled to temporary restraining orders and temporary and permanent injunctions to prevent breaches of performance and to obtain specific enforcement of applicable covenants in addition to any other remedy to which the Company or the other Released Parties may be entitled, at law or in equity. The Company shall also be entitled to the recovery of all attorneys’ fees, witness’ fees, and costs incurred by the Company in obtaining such relief. In such a situation, the Company and the other Released Parties may pursue any remedy available, including declaratory relief or seeking damages, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation of any of the provisions set forth in this Agreement, and the pursuit of any particular remedy is not to be deemed an election of remedies or waiver of the right to pursue any other remedy.

23.    Entire Agreement; Modification. This Agreement sets forth the entire agreement between the Parties concerning the subject matter in this Agreement, except as otherwise stated herein. No oral statements or other prior written material not specifically incorporated into this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated into this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Any amendment to this Agreement must be signed by all Parties to this Agreement. This Agreement supersedes any prior oral or written agreements, understandings, promises, or inducements between Employee and the Company concerning the subject matter in this Agreement, with the exception of the Employment Agreement, Exhibit A to the Letter Agreement, or any other obligation of Employee which, by its terms or by operation of law, survives the termination of Employee’s employment. For the avoidance of doubt, the Parties agree that the Letter Agreement, save and except for Exhibit A to the Letter Agreement and Employee’s agreement to comply with the terms of Exhibit A to the Letter Agreement, is superseded by this Agreement. The Parties agree that the language of this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, any of the Parties.
24.    Severability and Reformation. The Parties agree that in the event any court of competent jurisdiction holds any provision of this Agreement to be invalid or unenforceable, such invalid or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required, and the remaining provisions shall not be affected or invalidated and shall remain in full force and effect. Further, should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity or enforceability of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with such modification, if any, to become a part hereof and treated as though contained in this original Agreement, nor shall such holding affect the enforceability or validity of the offending provision in any other jurisdiction. The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety. The Parties expressly agree that this Agreement as so modified by any such court shall be binding upon and enforceable against each other.
25.    Rights Not Waived; Participate in Investigations. Notwithstanding any other provision of this Agreement to the contrary, the Parties understand and agree that nothing in this Agreement is intended to interfere with Employee’s right to report possible violations of federal, state, or local law or regulation to any governmental or law enforcement agency or entity, or to make other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation.  The Parties further acknowledge and agree that this Agreement and, in particular, Sections 7, 8, 10 and 11 are not intended to prevent Employee from filing a charge, complaint, or claim with any governmental agency or entity charged with enforcement of any law, including, but not limited to, the U.S. Equal Employment Opportunity Commission, any state or local human rights commission, or the National Labor Relations Board, or from participating in, cooperating with, or providing truthful evidence in connection with an investigation, hearing, or proceeding being conducted by a governmental agency or entity, but agree that such filing or participation does not give Employee the right to recover any damages or equitable relief (including, but not limited to, reinstatement, back pay, front pay, damages, and attorneys’ fees) against any of the Released Parties, as Employee has waived such claims in this Agreement. Employee agrees that by executing this Agreement, Employee waives the right to personally recover against any of the Released Parties in any proceeding Employee may bring before any federal, state, or local governmental agency or in any proceeding brought by any governmental agency on Employee’s behalf.
26.    Knowing and Voluntary. Employee further acknowledges and affirms that Employee has read and understands the foregoing Agreement and has agreed to its terms. Employee also hereby acknowledges and affirms the sufficiency of the payments recited herein. Employee hereby represents and warrants that, prior to signing below, Employee has had the opportunity to consult with independent legal counsel of Employee’s choice, has read this document in its entirety and fully or satisfactorily understands its content and effect, and that Employee has not been subject to any form of duress or coercion in connection with this Agreement, is completely satisfied with the terms reflected in this Agreement, and, accordingly, knowingly makes this Agreement and agrees to be bound as described in this Agreement.
27.    Waiver. A waiver by a Party of any breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any later breach of the same or other provision by such Party.
EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS CAREFULLY READ THIS SEPARATION AND RELEASE AGREEMENT AND FULLY UNDERSTANDS ITS CONTENTS, AND VOLUNTARILY SIGNS IT OF EMPLOYEE’S OWN FREE WILL.

IN WITNESS WHEREOF, the Parties have signed this Agreement, on the dates indicated below, with the intent to be bound by its terms and conditions.

EMPLOYEE:     CSI COMPRESSCO GP INC.:

/s/ Levent Caglar    By: /s/Bass C. Wallace, Jr.
LEVENT CAGLAR    Name: Bass C. Wallace, Jr.
Title: General Counsel

___________________________________    ______________________________
Date January 10, 2020    Date January 10, 2020

SCHEDULE 1
RELEASE AGREEMENT
[TO BE SIGNED AFTER TERMINATION DATE OR, IF APPLICABLE, ANY EARLY TERMINATION DATE]
This Release Agreement (this “Agreement”) is made this day of February 2020, by Levent Caglar (“Employee”) and CSI Compressco GP Inc. (the “Company”) (collectively “the Parties”).
Employee and the Company are parties to a Separation and Release Agreement (the “Separation Agreement”), dated as of January 10, 2020. Capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have their respective meanings set forth in the Separation Agreement.
The Separation Agreement, among other things, provides that, subject to certain conditions in the Separation Agreement, the Company will provide the Employee specified payments and other consideration if, among other requirements, Employee executes and delivers this Agreement after the Employee’s Termination Date or, if applicable, any Early Termination Date but on or before February 28, 2020 and so long as Employee does not exercise Employee’s right to revoke as contained in Section 8 of the Separation Agreement or Section 2 of this Agreement. This Agreement does not modify or terminate any of the provisions of, or obligations or covenants arising under, the Separation Agreement. In consideration of the mutual agreements described in the Separation Agreement, the payments to Employee and other good and valuable consideration described in the Separation Agreement, the receipt and sufficiency of which the Parties acknowledge, the Parties agree as follows:
1.    Employee Release. In exchange for the consideration set forth in the Separation Agreement, the Releasing Parties irrevocably and unconditionally release, waive, and forever discharge the Released Parties from any and all claims, demands, actions, causes of action, costs, expenses, attorneys’ fees, damages and liabilities of any kind or character, whether known or unknown, asserted or unasserted, fixed or contingent, or liquidated or unliquidated, which Employee has, had, or may ever have against any of the Released Parties arising out of, related to, or in connection with any facts or events occurring on or before the date that Employee executes this Agreement (collectively, the “Claims”) including, but not limited to, any such Claims arising out of or in any way related to Employee’s employment with the Company or any of the other Released Parties or the termination of such employment.
This release includes, but is not limited to, the following Claims: (i) law or equity claims; (ii) contract (express or implied) claims; (iii) tort claims (including, without limitation, claims for defamation, battery, assault, intentional infliction of emotional distress, or negligence); (iv) claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, ancestry, disability, religion, veteran or military status, sexual orientation, or any other form of discrimination, harassment, hostile work environment, or retaliation (including, without limitation, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Americans with Disabilities Act Amendments Act of 2008, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981, the Rehabilitation Act, the Pregnancy Discrimination Act, the Family and Medical Leave Act, the Genetic Information and Nondiscrimination Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act of 1963, the Lilly Ledbetter Fair Pay Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, Section 1558 of the Patient Protection and Affordable Care Act of 2010, the Consolidated Omnibus Budget Reconciliation Act of 1985, the National Labor Relations Act, the Fair Credit Reporting Act, the Labor Management Relations Act, Chapter 21 of the Texas Labor Code, or any other federal, state, or local laws or ordinances of any jurisdiction); (v) claims under any other federal, state, local, municipal, or common law whistleblower protection, discrimination, wrongful discharge, anti-harassment, or anti-retaliation statute or ordinance; (vi) claims arising under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), except such rights as may be vested under any retirement plan sponsored by the Company; (vii) claims for compensation pursuant to the Letter Agreement and/or the CICP; or (viii) any other statutory or common law claims related to Employee’s employment or separation from employment with the Company or any of the other Released Parties.
This Agreement is a full and final general release by Employee of all Claims that arise wholly or in part from any act or omission occurring before this Agreement is signed by Employee. Employee confirms that this Agreement was neither procured by fraud nor signed under duress or coercion. Further, Employee waives and releases the Company and each of the other Released Parties from any Claims that this Agreement was procured by fraud or signed under duress or coercion so as to make this Agreement not binding. Employee understands and agrees that (except as otherwise specified in this Agreement) by signing this Agreement, Employee is giving up the right to pursue any legal Claims released herein that Employee may currently have against the Company or any of the other Released Parties, whether or not Employee is aware of such Claims, and specifically agrees and covenants not to bring any legal action for any Claims released herein.
The only Claims that are excluded from this Agreement are (i) Claims arising after the date Employee signs this Agreement, if any, including any future Claims relating to the Company’s performance of its obligations hereunder, (ii) any claim for unemployment compensation, (iii) any claim for workers’ compensation benefits, (iv) any vested, future benefits which Employee is entitled to receive under any Company “employee benefit plan,” within the meaning of Section 3(3) of ERISA, and the regulations promulgated thereunder; (v) indemnification or payment under any applicable directors and officers liability insurance policy, applicable state and federal law, and the Company’s by-laws, certificate of formation, or other agreement, (vi) any vested interest Employee may have in any 401(k) plan by virtue of Employee’s employment with the Company; and (vii) any rights Employee may have under any equity award agreement with respect to any vested equity awards thereunder.

Employee additionally represents, warrants and agrees that Employee has received full and timely payment of all wages, salary, bonuses, other compensation, and benefits that may have been due and payable by the Released Parties as of the date of this Agreement. Employee expressly acknowledges and agrees that the Released Parties are entering into this Agreement in reliance upon these representations.
2.    Release of Claims under ADEA. Employee understands and acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers’ Benefit Protection Act, as amended (collectively, “ADEA”), and that this waiver and release (the “ADEA Release”) is knowing and voluntary. Employee understands and agrees that this ADEA Release does not apply to any rights or claims that may arise under the ADEA after the date this Agreement is executed by Employee. Employee understands and acknowledges that the consideration given for this ADEA Release is in addition to anything of value to which Employee was already entitled. Employee further understands and acknowledges that Employee has been advised by this writing that: (a) Employee should consult with an attorney prior to executing this Agreement, including this ADEA Release; (b) Employee has twenty-one (21) days (the “Review Period”) within which to consider the ADEA Release contained in this Agreement; (c) Employee has seven (7) days following Employee’s execution of this Agreement (the “Revocation Period”) to revoke this ADEA Release pursuant to written notice to the President or General Counsel of the Company on or before the seventh day after Employee signs this Agreement; (d) this ADEA Release shall not be effective until after the Revocation Period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this ADEA Release, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. The Company and Employee agree that any changes to this Agreement, whether material or immaterial, will not restart the running of the Review Period. In the event Employee signs this Agreement and returns it to the Company before the Review Period has concluded, Employee hereby acknowledges that Employee has freely and voluntarily chosen to waive the time period allotted for considering this Agreement and the ADEA Release contained herein. The Parties acknowledge and agree that this Agreement and the Separation Agreement were negotiated at arm’s length and that this Agreement and the Separation Agreement are worded in a manner that Employee fully understands. Employee further acknowledges that Employee has read this Agreement, as signified by Employee’s signature hereto, and is voluntarily executing the same. Employee acknowledges that he has been provided with a period of at least twenty-one (21) days within which to consider, review and reflect upon the terms of this Agreement.
3.    Return of Company Property. Employee represents and warrants that Employee has returned all Company information (confidential, proprietary or otherwise), including all related documents, reports, emails, files, memoranda and records, computer disks or other storage media, and all physical or personal property, including credit cards, card key passes, door and file keys, computers, pagers or Employee’s leased vehicle, which Employee was provided or obtained during Employee’s employment.

4.    Employee’s Continuing Obligations. Nothing in this Agreement shall be deemed to affect or relieve Employee from any of the Continuing Covenants or any other obligation of Employee which, by its terms or by operation of law, survives the termination of Employee’s employment.
5.    Choice of Law/Venue. This Agreement shall be interpreted under and governed by, construed and enforced in accordance with, and subject to, the laws of the State of Texas, without giving effect to any principles of conflicts of law. Venue for any dispute between the parties concerning Employee’s employment with the Company and/or this Agreement shall lie exclusively in a court of competent jurisdiction in Montgomery County, Texas.
6.    Entire Agreement. This Agreement, combined with the Separation Agreement, sets forth the entire agreement between the Parties, and fully supersedes any and all prior agreements, understandings or representations between the Parties, whether oral or written, pertaining to Employee’s employment with Company, the subject matter of this Agreement, or any other term or condition of the relationship between Company and Employee, except as otherwise stated herein. No oral statements or other prior written material not specifically incorporated into this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated into this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Any amendment to this Agreement must be signed by all Parties to this Agreement. This Agreement supersedes any prior oral or written agreements, understandings, promises, or inducements between Employee and the Company concerning the subject matter in this Agreement, with the exception of the Separation Agreement, the Employment Agreement, Exhibit A to the Letter Agreement, or any other obligation of Employee which, by its terms or by operation of law, survives the termination of Employee’s employment. For the avoidance of doubt, the Parties agree that the Letter Agreement, save and except for Exhibit A to the Letter Agreement and Employee’s agreement to comply with the terms of Exhibit A to the Letter Agreement, is superseded by this Agreement. Employee represents and acknowledges that in executing this Agreement, Employee does not rely, and has not relied, upon any representation(s) by Company or its agents except as expressly contained in this Agreement and the Separation Agreement. The Parties agree that the language of this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, any of the Parties.
7.    Invalid Provisions. If any provision contained in this Agreement is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal or unenforceable had not been contained herein.
8.    Fully Understood. By signing this Agreement, Employee acknowledges and affirms that Employee has read and understood the foregoing release, agreed to its terms, and acknowledges receipt of a copy of the same. Employee also hereby acknowledges and affirms the sufficiency of the consideration recited herein. Employee shall not be entitled to any further payment, compensation or remuneration of any kind from any of the Released Parties.
AGREED TO AND ACCEPTED    CSI COMPRESSCO GP INC.:
This     day of _______, 2020:    This     day of     , 2020
EMPLOYEE:

___________________________________
Levent Caglar    Name:
Title:

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